Exhibit 99.1

Colonnade Acquisition Corp. II Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about April 30, 2021

April 27, 2021 — Colonnade Acquisition Corp. II (NYSE: CLAA.U) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 33,000,000 units completed on March 12, 2021 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about April 30, 2021. Any units not separated will continue to trade on The New York Stock Exchange under the symbol “CLAA.U”, and each of the Class A ordinary shares and warrants will separately trade on The New York Stock Exchange under the symbols “CLAA” and “CLAA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Colonnade Acquisition Corp. II is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for a business combination on businesses with favorable growth prospects, that provide attractive risk-adjusted returns on invested capital, and offer compelling valuations relative to their peers.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: barclaysprospectus@broadridge.com, telephone: 1-888-603-5847, or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com, or by telephone at (800) 503-4611.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Joseph S. Sambuco, Chairman of the Board of Directors

(561) 712-7860